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                                                              EXHIBIT 11
                                                          FIFTH THIRD BANCORP
                                            COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
                                                     ($000's except per share data)
                                                           For the Three Months    For the Six Months
                                                              Ended June 30,         Ended June 30,
                                                              1995      1994         1995      1994
                                                             ------    ------       ------    ------
Net Income                                                 $  68,514    59,081    $ 134,632   116,962
                                                            ========  ========     ========  ========
Net income per common share - assuming no dilution:
   Weighted average number of shares outstanding              65,207    64,222       65,141    64,202
                                                            ========  ========     ========  ========
   Per share (net income divided by the weighted average
     number of shares outstanding)                         $    1.05      0.92    $    2.07      1.82
                                                            ========  ========     ========  ========
Net income per common and common equivalent share:
   Net income                                              $  68,514    59,081    $ 134,632   116,962
   Add - Interest on 4 1/4% convertible subordinated notes
     due 1998, net of applicable income taxes                  1,080     1,084        2,161     2,165
                                                            --------  --------     --------  --------
   Adjusted net income                                     $  69,594    60,165    $ 136,793   119,127
                                                            ========  ========     ========  ========
   Adjusted weighted average number of shares outstanding -
     after giving effect to the conversion of stock options
     and convertible subordinated notes                       67,630    66,790       67,566    66,766
                                                            ========  ========     ========  ========
   Per share (adjusted net income divided by the adjusted
     weighted average number of shares outstanding)        $    1.03      0.90    $    2.02      1.78
                                                            ========  ========     ========  ========
Net income per common share - assuming full dilution:
   Adjusted net income                                     $  69,594    60,165    $ 136,793   119,127
                                                            ========  ========     ========  ========
   Adjusted weighted average number of shares outstanding -
     after giving effect to the conversion of stock options
     and convertible subordinated notes                       67,704    66,790       67,646    66,775
                                                            ========  ========     ========  ========
   Per share (adjusted net income divided by the adjusted
     weighted average number of shares outstanding)        $    1.03      0.90    $    2.02      1.78
                                                            ========  ========     ========  ========
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